Exhibit 99.1

Cesca Therapeutics Inc.

Third Quarter Fiscal Year 2016 Financing Results Conference Call

Tuesday, May 12, 2016, 5:00PM Eastern

CORPORATE PARTICIPANTS

Mr. Robin Stracey, Chief Executive Officer

Mr. Mike Bruch, Chief Financial Officer

Dr. Dalip Sethi, Director, Clinical Research, Emeryville, California

PRESENTATION

Operator

Good day, and welcome to the Cesca Therapeutics Third Quarter Fiscal Year 2016 Financial Results Conference Call and Webcast. Please refer to the press release about this conference call on the company’s website, CescaTherapeutics.com for further detail.

The company has asked that I read the following statement. Management will make comments today that contain forward-looking statements. Forward-looking statements are any statements that are made that are not historical facts. These forward-looking statements are based on current expectations of the management team and there could be no assurance that such expectations will come to fruition. Because forward-looking statements involve risks and uncertainties, Cesca’s actual results could differ materially from management’s current expectations. Please refer to the press release, the company’s Forms 10-K, 10-Q, S-4 and other periodic SEC filings for information about factors that could cause different outcomes. The information presented today is time-sensitive and is accurate only at this time. If any portion of this call is rebroadcast, retransmitted, or redistributed at a later date, Cesca will not be reviewing nor updating this material.

As a reminder, all participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. If you would like to ask a question, please press “*” then “1” on a touchtone phone. If you wish to withdraw your question, please press “*” then “2” to remove yourself from the list. If you should need assistance during the conference call, please signal an operator by pressing “*” then “0”. For your information, this conference call is being recorded.

I would now like to turn the call over to Mr. Robin Stracey, President and Chief Executive Officer of Cesca Therapeutics. Please proceed, Mr. Stracey.

Robin Stracey

Thank you, operator, and thank you to everyone on the call for joining us today. I have with me Mr. Mike Bruch, our Chief Financial Officer; and Dr. Dalip Sethi, our Director of Clinical Research here in the U.S.

We plan to break down the discussion today into five elements. First, I want to remind listeners of the company’s overall direction and strategy. This has not changed since the formation of Cesca Therapeutics, following the merger of ThermoGenesis and Totipotent in February of 2014 and we are no less committed to it today than we were at the outset. Second, Mike will walk you through our fiscal third quarter financial results and give you an update on our overall financial condition. Third, I’ll update you on the status of our clinical programs with a particular emphasis on the critical limb ischemia program, for which we were granted FDA approval last year for a Phase III trial here in the United States. Fourth, I’ll touch on issues and concerns relating to our valuation and how it has evolved over the last couple of years since the merger. And before closing, we’ll open up the call for any questions.

So first; with regard to our overall direction and strategy, we are, as you all know, pivoting from our historical position as a supplier of devices to the cord blood banking industry to a company that develops clinical protocols and delivery systems that advance the safe and effective practice of regenerative medicine. We intend to be a market-leading fully-integrated autologous cell therapy company with unique and highly differentiated offerings that address significant unmet medical needs. Our future path is a natural extension of, but goes way beyond, our historical focus.

We are targeting what we see as large and growing market opportunities for autologous cell therapies. In partnership with Fortis Healthcare, we have seven clinical protocols at various stages of development. Our leading protocols are for critical limb ischemia and acute myocardial infarction, but we also have human data from pilot studies for non-healing ulcers, osteoarthritis, non-union fractures, spinal fusion, and avascular necrosis. Collectively these treatments represent a potential addressable market opportunity that we estimate to be in excess of $16 billion. We have a substantial pipeline with multiple potential shots on goal and plenty of room to grow.

Our treatments are entirely autologous and our SurgWerks delivery system, which consists of a processing platform coupled with single-use indication-specific procedure kits, is broadly capable and designed to be used in a point of care setting in a single-visit 90-minute to 120-minute procedure.

We also have an active laboratory device based bone marrow transplantation program consisting of two parts. In conjunction with such partners as Memorial Sloan Kettering and St. Jude Children's Research Hospital in Memphis, Tennessee, we have in development the CellWerks system, a proprietary cell processing platform with associated analytics for intra-laboratory preparation of adult stem cells from bone marrow or blood.

Then we have our haploidentical bone marrow transplantation service business focused specifically on India where, again leveraging our exclusive relationship with Fortis Healthcare, we provide specialized bone marrow transplantation services through our licensed GMP facility to transplant centers throughout the country.

Our goal is to dramatically improve the probability of successful bone marrow transplants between patients and unmatched family member donors, an approach that is particularly compelling in a country that lacks a sophisticated network of public banks.

All this is supported by a strong and growing portfolio of intellectual property. Beyond the patents we have already been granted covering our existing products, we now have eight additional patent applications in process covering the clinical methods we have in development. We believe these key elements of our strategy, coupled with our highly resource-efficient collaboration on clinical programs with Fortis Healthcare, add up to a significant competitive advantage relative to peer group companies in our space and, therefore, represent a compelling value creation opportunity for investors.

With that, and before I get into further discussion on our anticipated path forward, I'll turn the call over to Mike for commentary on our quarterly financials. Mike?

Mike Bruch

Thank you, Robin, and good afternoon, everyone. This quarter’s results can be summarized by two major themes. We continue to see the benefits of the restructuring that occurred in September 2015 and we had several non-recurring charges to our net loss associated with retiring the 30-year debentures and warrants with toxic special cashless exercise features.

As you remember, we implemented a restructuring in September 2015 to right-size our business. We have successfully streamlined the company with minimal disruption to our operations and have not impacted our ability to meet our customers’ needs. We started to see the savings associated with the restructuring in our December 31, 2015 quarter and I’m happy to say that we continue to see those benefits in the current quarter. As an example, our operating expenses for the March 2016 quarter were up only 5% compared to the December 2015 quarter, and most of the increase is related to a credit to stock compensation expense in the December 2015 quarter and a slight uptick in legal fees in the current quarter.

Now, turning to the March 2016 quarterly results; revenue for the quarter ended March 31, 2016 were $2.8 million compared to $4 million for the quarter ended March 31, 2015, a decrease of $1.2 million. Primary contributors to the decline were AXP consumables as a result of an offset in the timing of scheduled orders between quarters this year compared to the corresponding quarters in the prior year for one of our customers…or excuse me, one of the company's major customers in Asia, and Res-Q BMC, as a result of a reduction in purchases by the company’s largest distributor in the U.S. following Cesca’s decision in August 2015 to withdraw the product from the United States market on or before May 31, 2016.

The company's gross profit was $400,000 or 14% of net revenues for the quarter ended March 31, 2016, compared to $1.1 million or 28% for the corresponding quarter in 2015. The decline in gross profit between the reporting periods was primary attributable to changes in the mix of products sold and the establishment of a provision for losses on non-cancellable purchase commitments to a vendor.

Operating expenses for the quarter ended March 2016 were $3.1 million, compared to $6 million for the corresponding quarter in 2015. General and administrative expenses decreased by nearly $1.6 million, attributable primarily to a reduction in legal expenses of approximately $1 million linked to a 2015 settlement of certain patent litigation cases. Research and development expenses decreased by just over $1 million, primarily as a result of lower personnel cost following the company's September 2015 restructuring initiatives and reduced spending associated with its clinical programs.

Due to the cost savings in operating expenses and despite a reduction in revenue and gross profit, the net loss from operations for the quarter ended March 31, 2016, was $2.7 million compared to $4.8 million in the quarter ended March 31, 2015, which represents an improvement year-over-year of over $2 million. However, reported net losses for the quarter ended March 31, 2016, was $10.9 million compared to $4.8 million for the same prior-year period, an increase of $6.1 million. The difference between net loss from operations and the reported net loss is attributable to the inclusion of one-time charges of almost $7 million associated with refinancing of the company's $5.5 million 30-year debentures and a loss on the cashless exercise of warrants.

Adjusted EBITDA loss was $2.3 million for the quarter ended March 31, 2016, compared to $4.1 million for the corresponding quarter in 2015. The decrease in the adjusted EBITDA loss was the result of a decreased loss from operations as already described.

Cash and cash equivalents were $7.2 million at March 31, 2016, and the company believes that this is sufficient cash to sustain its operations for at least the next 12 months.

And now, I'll turn the call back over to Robin.

Robin Stracey

Thank you, Mike. I mentioned earlier that in conjunction with Fortis Healthcare, we have seven clinical protocols at various stages of development. By far the furthest along has been our protocol for the treatment of patients with late-stage critical limb ischemia, or CLI, using our proprietary SurgWerks CLI system.

As a refresher, CLI is a severe form of peripheral artery disease fueled by the epidemic of diabetes and the aging of the population, whereby an affected limb is so deprived to blood flow and oxygen that it has visible signs of gangrenous ulceration. Approximately 70,000 patients undergo major limb amputation as a result of late-stage CLI each year in the U.S. alone and a further 135,000 patients undergo a minor amputation.

The goal of Cesca's CLI program is to preserve the limbs of affected patients and avoid the dismal outcomes associated with limb amputation. Target patients are those that have either exhausted or are poor candidates for all other available surgical options.

Those of you that have followed the company for some time will be aware that we first reported the results of our 17-patient CLI feasibility trial using the SurgWerks-CLI system conducted at Fortis in India in January of 2014. The results were, to say the least, remarkable. A submission to the FDA followed in November 2014 seeking approval for a pivotal study to prove the safety and effectiveness of SurgWerks-CLI in a larger patient population in the United States. And in June of 2015, the Company was granted Investigational Device Exemption approval by the FDA for a 224-patient randomized, double-blinded, placebo-controlled, pivotal study at up to 60 sites for the treatment of Rutherford Category 5 CLI patients using Cesca's proprietary system.

That study has yet to begin. Four months after securing FDA approval for the trial, we elected to hit the pause button and delayed the start of the trial. I elaborated on the background to that decision at the time, citing emerging concerns regarding the assumed rate of patient enrollment in the trial, the design of the statistical plan, and the practicality of the overall timeline. Those concerns were driven by an analysis of disappointing outcomes in similar studies experienced by other industry players such as Aastrom, AnGes, Juventas, Terumo Harvest, and Zimmer Biomet. Our objective has been not only to start an FDA-approved pivotal trial, but to maximize the probability of a successful trial outcome and the ultimate delivery of a compelling commercial therapy.

After almost six months of detailed analysis since then, we expect to submit an IDE supplement, detailing a range of changes to our trial design and amendments to our protocol at the end of this month. The supplement will touch on, among other things, the study endpoints, the statistical analysis plan, the required patient numbers for both the treatment arm and the control arm, the patient inclusion/exclusion criteria, and a series of protocol changes that have the potential to enhance patient enrollment.

The effort has been a substantial undertaking. The supplement, amended protocol, appendices, and references collectively add up to a submission of north of 1,000 pages. Realistically, we anticipate there may be several rounds of dialogue with the agency to follow, but we are cautiously optimistic that we will have FDA approval of our supplement and revised protocol in such a timeframe that we will be in a position to begin enrolling patients towards the end of the year.

Meanwhile, we continue to work closely with our partners at Fortis to further develop our understanding of SurgWerks’ potential. Earlier this week, we made public the results of a study involving six late-stage critical limb ischemia patients treated with the SurgWerks-CLI system by Dr. Suhail Bukhari at the Fortis Escorts Heart Institute and Research Center in New Delhi on a compassionate-use basis. All six were considered no option CLI patients. Four had been classified at baseline as Category 5 on the Rutherford scale, one as Category 4, and one as Category 6. The mean age was 51 years and all six had failed all prior standard revascularization therapies.

Each patient in this study was treated with autologous bone marrow cell concentrate prepared using Cesca's SurgWerks-CLI kit under the direct supervision of Dr. Bukhari in the operating room. Each had 120 milliliters of his or her bone marrow harvested, inclusive of anti-coagulant. The bone marrow was then immediately processed at the point of care in the operating room using a SurgWerks processing platform before the prepared concentrate was transferred aseptically back into the sterile field and injected intramuscularly into multiple sites of the affected limb of the patient in each case. All six patients tolerated the procedure well. The average therapeutic cell dose in the final bone marrow concentrate product was over 108 total nucleated cells.

At six months, follow-up was carried out with all six patients to assess safety, major amputation-free survival rate, improvement in pain at rest, the clinical status of ulcers, gangrene and open wounds, and improvements in quality of life. Dr. Bukhari reported that pain scores fell from an average of 7.6 before treatment to 0.67, with four of the six patients reporting no pain. Foot ulcers and open wounds appearing on five of the six patients had healed, and five of the six were amputation-free after six months. One patient underwent a major limb amputation at four months following treatment due to disease progression and development of gangrene in the affected limb.

These results reinforce our conviction that stem cell therapy using autologous bone marrow concentrate derived using the SurgWerks-CLI system is a compelling and viable option for patients who would otherwise have no surgical alternative but a debilitating amputation. A short video montage describing these compassionate use cases, including a couple of patient interviews, can be viewed on Cesca's website at www.CescaTherapeutics.com.

With regard to our acute myocardial infarction program, we've been gearing up for some time for a Phase II study focused on patients who have experienced an acute myocardial Infarction and do not adequately respond to reperfusion therapy. It is a 40-patient study with a one-to-one randomization, meaning that 50% of enrollees will receive the SurgWerks AMI system intervention and 50% will receive an active control, which is the standard of care. The primary endpoint will be six months safety and the study will be conducted in conjunction with Fortis Healthcare in India with Dr. Ashok Seth as the Principal Investigator.

We received Institutional Ethics Committee approval to initiate the trial in India last year, but the start of that trail is pending a submission for formal approval from the Drug Controller General in India.

Meanwhile, we are excited to report that we have had a submission of our single-subject AMI pilot study, a submission entitled “Autologous bone marrow concentrate enriched in progenitor cells…an adjuvant in the treatment of acute myocardial infarction” accepted for publication in the peer-reviewed journal International Journal of the Cardiovascular Academy. We expect it to be published in the June 2016 edition.

We have similarly had a manuscript on our non-union fractures program entitled “Enhancement of atrophic non-union fracture healing using autologous progenitor cell-rich bone marrow” accepted for publication in the peer-reviewed journal, Stem Cell Research, Development and Therapy. That one should also be published in June.

At this point, I'd like to switch gears and touch on issues and concerns relating to the decline in the valuation of our company. As you might imagine, I get asked about this a lot. I mentioned earlier that we first reported the results of our 17-patient feasibility trial using the SurgWerks-CLI system conducted at Fortis in India in January of 2014. At the time that news was released, our valuation jumped to north of $75 million before settling in at the $50 million to $60 million range, at which it stayed for most of the following eight or nine months. However, as many of you know, the company ran into a perfect storm of merger-related issues in late 2014 and, frankly, has been dealing with the fallout ever since. There have been management changes, an auditor change, delays in quarterly filings, delays in raising capital, cash conservation initiatives, a restructuring of debt and, most recently, a reverse stock split. During that 18-month period, we have seen the value of our company decline from the $50 million to $60 million range in late 2014 to a valuation today of less than $7 million.

Needless to say, we do not believe the current valuation does justice to the inherent value of the company or its potential. Arguably, the prospects for the company are at least as good, if not better, today than they were in late 2014. Consider that in October of 2014 we had not yet even submitted our IDE for the pivotal CLI trial to the FDA, let alone had it approved. That approval, arguably a strong validation of our scientific approach and the clinical data we had generated in our feasibility work, came in June of 2015. We have since refined that study design and the protocol to further enhance the probability of a successful and statistically significant outcome, culminating in the IDE supplement we plan to submit later this month as discussed earlier.

Our relationship with Fortis remains strong and is getting stronger. We reported in March that we were expanding the cord blood banking services that we provide to them across a wider network of Fortis facilities, and we continue to work closely with them on refining and optimizing our groundbreaking haploidentical bone marrow transplantation program in support of transplant centers across the country.

Our clinical programs continue to look very promising. Beyond the evident success of the compassionate use cases for no-option CLI patients described earlier, we continue to advance our other programs and enhance our scientific standing, as evidenced by the AMI and non-union fracture manuscripts we have recently had accepted for publication in peer-reviewed journals also described earlier.

And in Boyalife, we have secured a robust, well-funded and strategically oriented investment partner. Boyalife, whose activity spans stem cell banking, commercial cloning, healthcare services, drug discovery and translational medicine, clearly sees great value creation potential in our clinical programs and has already invested heavily in our future success.

So in closing, let me just say that, although the path over the last couple of years has been bumpy, we remain bullish on the company’s prospects and are optimistic for the future. Our biggest near-term milestone will be the submission to the FDA later this month of our IDE supplement for the CLI pivotal trial, hopefully followed before the year-end by approval from the agency to commence the study.

With that, I'd like to open the call up for any questions.

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speaker phone, please pick up your handset before pressing the keys, to withdraw your question, please press “*” then “2”. At this time, we will pause momentarily to assemble our roster.

The first question comes from Jason Kolbert with Maxim. Please go ahead.

Jason Kolbert

Robin; thanks for the clear update. And you have enough operating capital now to get through the end of the year, but just walk me through the financing strategy so that we can get what sounds like it'll be a well or at least a properly designed CLI trial underway. By the way, I do commend you, both the proof of concept cases in India as well as the rigorous design of the CLI trial is a differentiating factor for you versus some of the other companies you mentioned as well as others you didn't mention that have been claiming to have CLI studies. But with that said, walk me through the strategy either with your existing partner or core raising capital on how you plan to run that trial? Thank you so much.

Robin Stracey

Yes. Thank you, Jason, appreciate that. So I don't have a definitive black-and-white answer for you on the financing. Clearly, we have enough cash to last the company through 12 months, but that will be insufficient to fund the clinical trial. Interestingly, we had teed up the clinical trial as a $20 million to $25 million investment as we had originally designed it. And when our IDE supplement detail becomes known, we think that the new price tag for this will be somewhere in the range of $15 million to $20 million. So it may actually be a less expensive trial than we had originally anticipated. In order to fund that activity, step one obviously I think will be to get the IDE supplement approved by the FDA. We anticipate there will be several rounds of dialogue with the agency. Hopefully, we'll have the green light back from them before the end of the year. And then at that point, I think funding the trial will boil down to probably one of three different alternatives. The first is Boyalife. We have active dialogue underway with Boyalife on a variety of different potential synergistic and collaborative efforts, and there may well be potential for funding the clinical trial through activities involving Boyalife.

The second is the activity we have underway with Mavericks Capital, we've talked about this before, and there would be some people on the call, I'm sure, who are most interested to know how that is evolving. We have nothing to report specifically at this point in time. But Mavericks, as you may recall, has been working with us on trying to identify prospective partners for licensing agreements for commercial rights to the CLI protocol once it's approved in select geographies. So those conversations continue. We just don't have anything definitive to report on that front as yet. And then beyond that, of course, we continue to monitor the capital markets, but we're acutely aware of the challenge associated with raising capital in the capital markets given our current valuation, but that remains a possibility. And obviously, as things evolve over the next several months, we'll be keeping a close eye on what that potential might be.

Jason Kolbert

Thank you, Robin.

Operator

Again, if you have a question, please press “*” then “1”. Showing no further questions, this concludes our question-and-answer session. I would like to turn the conference back over to Robin Stracey for any closing remarks.

CONCLUSION

Robin Stracey

So, thank you. Thank you, all, once again for joining the call today and for your continued interest in and support of the company. I'm very much looking forward to talking with you further about the IDE supplement as and when it goes in. Jason, I will see you in early June. We'll be attending the Marcum Microcap conference and I'm looking forward to giving you a thorough briefing at that time along with other investors. Thank you again for joining the call.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.